Exhibit 99.1

Smart for Life Announces Definitive Agreement to Acquire Purely Optimal Nutrition, a Premier North American Nutraceutical Company

APRIL 8, 2024

Profitable Acquisition Expected to Contribute More than $8 Million of Annualized Revenue and Over $1 Million of Adjusted EBITDA

Miami, FL – April 5, 2021 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a global leader in the Health & Wellness sector marketing and manufacturing nutritional foods and supplements worldwide, today announced that it has executed a definitive agreement to acquire Purely Optimal Nutrition, a premier eCommerce nutraceuticals company with operations in North America.

A.J. Cervantes, Jr., Smart for Life’s founder and Chairman, stated, “We are very excited to have Purely Optimal join forces under the Smart for Life umbrella. Purely Optimal’s product line is designed to yield optimal results with carefully sourced and nourishing ingredients from all around the world. We believe these formulations are validated and targeted to enhance specific health and wellness needs. As part of our synergistic M&A approach, the resources provided by Smart for Life will enable Purely Optimal to accelerate revenue growth and meaningfully expand margins even further.”

“This acquisition is another validation of our ‘Buy-and-Build’ strategy designed to establish Smart for Life as a major international force in the Health & Wellness sector,” stated Darren Minton, CEO of Smart for Life. “We could not be more excited to extend our offering to include Purely Optimal’s broad product line, which includes dozens of high-quality supplements. Purely Optimal is currently generating estimated revenue in excess of $8 million and over $1 million of Adjusted EBITDA for the trailing twelve months. In addition, the favorable impact and synergies with our manufacturing operations cannot be overstated.”

Mr. Minton continued, “The Purely Optimal management team has created a world class brand with a deep and loyal customer base. We believe that Smart for Life can help further support and monetize that customer base with some substantial brand extensions, particularly in the area of the creation of Purely Optimal nutritional food products, formulated and manufactured at our FDA certified facility.”

The acquisition is expected to close within the next eight weeks and is subject to financing and customary closing conditions.

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on Health & Wellness. Structured as a publicly held holding company, the Company is executing a Buy-and-Build strategy with serial accretive acquisitions creating a vertically integrated company. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company has also commenced the execution of a restructuring plan including recapitalization of the Company with equity and debt financings, the sale of certain non-performing assets, the potential sale and leaseback of the Company’s 18,000 sq. ft. Doral manufacturing facility and the recent liquidation of the Company’s senior debt facility. In addition, the Company is converting certain debt obligations to equity to materially improve the Company’s balance sheet. The Company has signed a definitive agreement for the acquisition of Purely Optimal Nutrition, which is expected to add additional revenue and EBITDA. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com